                                   Exhibit 23



                        Consent of Independent Auditors

We consent to the incorporation by reference in this Annual report (Form 10-K) of Howmet International Inc. of our report dated January 27, 1999, except for Notes 1 and 12, as to which the date is February 17, 1999, included in Exhibit A to the Howmet International Inc. definitive Proxy Statement dated
March 24, 1999.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50335) pertaining to the Amended and Restated Stock Awards Plan of Howmet International Inc. of our report dated January 27, 1999, except for Notes 1 and 12, as to which the date is February 17, 1999, with respect to the consolidated financial statements of Howmet International Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended
December 31, 1998.

Our audits also included the financial statement schedules of Howmet International Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                              /s/ Ernst & Young LLP



Stamford, Connecticut
March 24, 1999